Fay Matsukage

8480 E. Orchard Road, Ste. 2000, Greenwood Village, CO 80111

Phone: 720.306.1001● E-Mail: fay@doidalaw.com ● Web: www.doidalaw.com

June 11 , 2018

Intiva BioPharma Inc.

4340 East Kentucky Avenue, Suite 206

Glendale, CO 80246

Ladies and Gentlemen:

We have acted as counsel to Intiva BioPharma Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering 2,463,466 shares of the Company’s Common Stock, par value $0.0001 per share, to be sold by selling stockholders identified in such Registration Statement (the “Stockholder Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, both as currently in effect as of the date hereof, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Doida Law Group LLC

By:	/s/ Fay Matsukage
Fay Matsukage